Exhibit 99.a

Culp Announces Results for Third Quarter Fiscal 2008

HIGH POINT, N.C.--(BUSINESS WIRE)--Culp, Inc. (NYSE: CFI) today reported financial and operating results for the third quarter and nine months ended January 27, 2008.

Overview

For the three months ended January 27, 2008, net sales were $60.5 million, up 8.6 percent compared with $55.7 million a year ago. The company reported net income of $903,000, or $0.07 per diluted share, for the third quarter of fiscal 2008, compared with a net loss of $2.2 million, or $0.19 per diluted share, for the third quarter of fiscal 2007. The financial results for the third quarter of fiscal 2008 included $551,000, or $0.04 per diluted share, in restructuring and related charges, after taxes. Excluding these charges, net income for the third fiscal quarter was $1.5 million, or $0.11 per diluted share. The financial results for the third quarter of fiscal 2007 included $2.1 million, or $0.18 per diluted share, in restructuring and related charges, after taxes. Excluding these restructuring and related charges, net loss for the third quarter of fiscal 2007 was $99,000, or $0.01 per diluted share. (A reconciliation of net income and net income per share has been set forth on Page 6.)

For the nine months ended January 27, 2008, the company reported net sales of $190.0 million compared with $177.3 million for the same period a year ago, an increase of 7.2 percent. Net income for the first nine months of fiscal 2008 was $3.3 million, or $0.26 per diluted share, compared with a net loss of $1.3 million, or $0.11 per diluted share, for the same period last year. Excluding restructuring and related charges, net income for the first nine months of fiscal 2008 was $5.0 million, or $0.39 per diluted share. Excluding restructuring and related charges, net income for the first nine months of fiscal 2007 was $2.1 million, or $0.18 per diluted share.

Frank Saxon, chief executive officer of Culp, Inc., said, “We delivered another solid performance in the third quarter. We are pleased with our year over year sales improvement and our ability to generate strong cash flow from operations and strengthen our financial position in this environment, even as business conditions for the retail furniture industry continued to be very weak and bedding industry demand began to soften. These results reflect continued growth in our mattress fabrics sales and a solid gain in our non-U.S. produced upholstery fabrics. Our China platform and lower operating cost structure in our upholstery fabrics business have positioned us to operate more efficiently during this downturn, remain profitable on lower volumes and benefit from any upturn in demand.”

Mattress Fabrics Segment

Mattress fabric (known as mattress ticking) sales for the third quarter were $30.9 million, a 27 percent increase compared with $24.4 million for the third quarter of fiscal 2007. This trend reflects the incremental sales related to the company’s acquisition of ITG’s mattress fabrics business in January 2007. However, the year over year sales gain is lower than the previous quarters since the acquisition due to the planned discontinuation of certain ITG products that did not fit Culp’s business model. The third quarter of last year included $1.0 million in sales from the acquisition. Mattress fabric sales represented 51 percent of total company sales for the quarter, compared with 44 percent a year ago. On a unit volume basis, total yards sold increased by 21 percent compared with the third quarter of fiscal 2007. The average selling price of $2.42 per yard for the third quarter of fiscal 2008 was four percent higher than the same period a year ago, reflecting a shift in product mix toward more knitted fabrics. Operating income for this segment was $2.6 million, or 8.5 percent of sales, compared with $2.5 million, or 10.3 percent of sales, for the prior-year period.

“Culp’s mattress fabrics business has continued to perform well throughout this fiscal year and has been a key driver of our growth,” said Saxon. “Over the past year, we have worked very hard to ensure the smooth integration of ITG’s mattress fabrics business with minimal customer disruption. As a result, Culp has continued to enjoy excellent customer relationships and we have benefited from the additional sales volumes and more efficient production. As a final stage of this integration process, we sold some excess inventory at reduced margins. The results for the quarter were also affected by higher raw materials costs and increased Canadian operating costs due to the strengthening of the Canadian currency as compared with the same period last year. To offset these higher costs, we have implemented a price increase in our mattress fabrics segment, effective in March.

“As we focus on maintaining our high level of execution and service for our customers, we are continuing to make strategic investments to enhance our manufacturing platform and provide additional reactive capacity in mattress fabrics. During the next few months we are implementing a $5.0 million capital project that includes the expansion of our weaving and finishing operations in our Stokesdale, North Carolina, facility. We expect to have this project completed around the end of May 2008. This state-of-the-art equipment and additional capacity will allow us to operate more efficiently on lower inventories and provide even faster response time to our customers. Additionally, these capital projects will position Culp to pursue additional growth opportunities and extend our leadership position in mattress fabrics,” added Saxon.

Upholstery Fabrics Segment

Sales for this segment, which include both fabric and cut and sewn kits, were $29.6 million, a 5.5 percent decline compared with $31.3 million in the third quarter of fiscal 2007. Total fabric yards sold declined by 12 percent, while average selling prices were approximately five percent higher than the third quarter of fiscal 2007. Sales of cut and sewn kits were up significantly over the same period last year. Upholstery fabrics sales reflect very weak demand industry wide, as well as continued soft demand for U.S. produced upholstery fabrics driven by consumer preference for leather and suede furniture and other imported furniture and fabrics. Sales of non-U.S. produced fabrics were $20.2 million in the third quarter, up 17 percent over the prior year period, while sales of U.S. produced fabrics were $9.4 million, down 33 percent from the third quarter of fiscal 2007. The year over year growth in non-U.S. produced fabrics reverses a trend reflected in the results for the previous two fiscal quarters. Operating income for the upholstery fabrics segment for the third quarter of fiscal 2008 was $395,000 compared with an operating loss of $496,000 for the same period a year ago.

“We were pleased to report another profitable quarter in upholstery fabrics in this very difficult operating environment,” said Saxon. “The solid sales gains in our non-U.S. operations reflect our strategic focus on product development, innovation and improved supply chain performance. Today, our China platform is the cornerstone of Culp’s upholstery fabrics business and we are excited about the opportunities to grow this business when overall industry demand improves. However, we still face significant challenges with respect to the underperformance of our remaining U.S. manufacturing operation and the lower volume it is experiencing. We will also be implementing a price increase on our U.S.-produced products during the fourth quarter. We have improved our cost structure in our overall upholstery fabric business with substantially lower selling, general and administrative (SG&A) expenses for the third quarter of fiscal 2008, which were down approximately $1.0 million, or 26 percent, from the same period a year ago. We have also reduced our inventory levels by almost $4.0 million, or 16 percent, since the third quarter of fiscal 2007. We continue to monitor our U.S. operations and are prepared to take the necessary steps to remain profitable in the upholstery fabrics segment.”

Balance Sheet

“We are focused on keeping our financial position and cash flow strong,” added Saxon. “At the end of the third fiscal quarter, our balance sheet reflected $15.5 million in cash and cash equivalents. Our cash position represents substantial improvement in cash flow from operations, which was $14.8 million for the year to date period compared with $4.4 million for the same period of last year. This performance is due to increased profitability and significant improvement in working capital management. The strong cash flow is helping the company to substantially reduce its long term debt during this fiscal year. During the third quarter we reduced total borrowings by $5.6 million, which brings the year to date total debt reduction to $7.6 million. With the scheduled repayment during the fourth quarter of an additional $8.3 million, the company will have reduced total debt by almost $16 million this fiscal year. Total debt was $33.4 million at the end of the third quarter compared with $46.7 million a year earlier, a 28 percent reduction. Our debt to capital ratio has improved significantly and was 28 percent at the end of the third quarter, compared with 37 percent a year earlier.”

Outlook

Commenting on the outlook for the fourth quarter of fiscal 2008, Saxon remarked, “We believe our mattress fabrics segment will continue to perform well, even though bedding industry demand is softening. However, industry conditions for upholstery fabrics have been extremely difficult all year and continue to be difficult today. Overall, we expect our fourth quarter sales to be down in the ten percent range from the fourth quarter of last year.

“We expect sales in our mattress fabrics segment to be down approximately 5 to 10 percent for the fourth quarter, primarily due to the planned discontinuation of certain ITG products and softening overall demand. Operating income in this segment is expected to approximate the prior year period with operating margins back over our target of 10 percent.

“In our upholstery fabrics segment, we expect sales to be down approximately 13 to 18 percent for the fourth quarter, due entirely to lower sales of U.S. produced fabrics. We believe the upholstery fabric segment’s operating results will reflect breakeven results, due primarily to very weak gross profits in our U.S. operations. However, we still expect continued solid gross profit margins in our non-U.S. produced business and substantially lower selling, general and administrative expenses as compared to the fourth quarter of the prior year.

“Considering these factors, we expect the company to report net income in the fourth quarter in the range of $0.11 to $0.15 per diluted share, excluding restructuring and related charges for previously announced restructuring initiatives. This is management's best estimate at present, recognizing that future financial results are difficult to predict because the upholstery fabrics industry is undergoing a dramatic transition, some internal changes are still underway within the company and foreign currency fluctuations may continue. The actual results will depend primarily upon the level of demand throughout the quarter," said Saxon.

The company estimates that restructuring and related charges of approximately $200,000 ($176,000 net of taxes, or $0.01 per diluted share) from previously announced restructuring initiatives will be incurred during the fourth fiscal quarter. Including the restructuring and related charges, the company expects to report net income for the fourth fiscal quarter of 2008 in the range of $0.10 to $0.14 per diluted share. The net income for the fourth quarter of fiscal 2007 was $0.00 per diluted share. (A reconciliation of the projected net income per share calculation has been set forth on Page 6.)

In closing, Saxon remarked, "We are pleased with our execution and we are building upon the leadership positions we enjoy in both of our businesses. Our mattress fabrics business will continue to be the key driver of our growth in the short term. With the capital improvements underway to enhance our manufacturing capabilities, we believe we have additional opportunities to grow our mattress fabrics business. Our upholstery fabrics business is being affected by the extremely challenging conditions in the furniture industry; however, we believe we are well positioned to both withstand the current downturn and report better results with any upturn in demand. Our China platform is gaining traction and provides a sustainable business model for Culp to compete effectively in upholstery fabrics in today’s global marketplace. Overall, we are pleased with our progress in fiscal 2008 and remain focused on achieving profitable growth over the long term.”

About the Company

Culp, Inc. is one of the world’s largest marketers of mattress fabrics for bedding and upholstery fabrics for furniture. The company’s fabrics are used principally in the production of bedding products and residential and commercial upholstered furniture.

This release contains statements that may be deemed “forward-looking statements” within the meaning of the federal securities laws, including the Private Securities Litigation Reform Act of 1995 (Section 27A of the Securities Act of 1933 and Section 27A of the Securities and Exchange Act of 1934). Such statements are inherently subject to risks and uncertainties. Further, forward-looking statements are intended to speak only as of the date on which they are made. Forward-looking statements are statements that include projections, expectations or beliefs about future events or results or otherwise are not statements of historical fact. Such statements are often but not always characterized by qualifying words such as “expect,” “believe,” “estimate,” “plan” and “project” and their derivatives, and include but are not limited to statements about the company’s future operations, production levels, sales, SG&A or other expenses, margins, gross profit, operating income, earnings or other performance measures. Factors that could influence the matters discussed in such statements include the level of housing starts and sales of existing homes, consumer confidence, trends in disposable income, and general economic conditions. Decreases in these economic indicators could have a negative effect on the company’s business and prospects. Likewise, increases in interest rates, particularly home mortgage rates, and increases in consumer debt or the general rate of inflation, could affect the company adversely. Changes in consumer tastes or preferences toward products not produced or marketed by the company could erode demand for the company’s products. Strengthening of the U.S. dollar against other currencies could make the company’s products less competitive on the basis of price in markets outside the United States and strengthening of currencies in Canada and China can have a negative impact on the company’s sales in the U.S. of products produced in those countries. Also, economic and political instability in international areas could affect the company’s operations or sources of goods in those areas, as well as demand for the company’s products in international markets. Finally, unanticipated delays or costs in executing restructuring actions could cause the cumulative effect of restructuring actions to fail to meet the objectives set forth by management. Other factors that could affect the matters discussed in forward-looking statements are included in the company’s periodic reports filed with the Securities and Exchange Commission, including the “Risk Factors” section in the company’s most recent annual report on Form 10-K.

CULP, INC.
Condensed Financial Highlights
(Unaudited)

	Three Months Ended		Nine Months Ended
	January 27,	January 28,	January 27,	January 28,
	2008	2007	2008	2007

Net sales	$60,482,000	$55,712,000	$190,048,000	$177,337,000
Income (loss) before income taxes	$643,000	$(3,703,000)	$3,412,000	$(2,816,000)
Net income (loss)	$903,000	$(2,221,000)	$3,307,000	$(1,276,000)
Net income (loss) per share:
Basic	$0.07	$(0.19)	$0.26	$(0.11)
Diluted	$0.07	$(0.19)	$0.26	$(0.11)
Income before income taxes, excluding restructuring and related charges(a)	$1,417,000	$373,000	$5,691,000	$2,793,000
Net income (loss) per share, diluted, excluding restructuring and related charges(a)	$0.11	$(0.01)	$0.39	$0.18
Average shares outstanding:
Basic	12,635,000	11,773,000	12,617,000	11,710,000
Diluted	12,738,000	11,773,000	12,770,000	11,713,000

(a)Excludes restructuring and related charges of $774,000 ($551,000 or $0.04 per diluted share, after taxes) for the third quarter of fiscal 2008. Excludes restructuring and related charges of $2.3 million ($1.7 million, or $0.13 per diluted share, after taxes) for the first nine months of fiscal 2008.

(a)Excludes restructuring and related charges of $4.1 million ($2.1 million, or $0.18 per diluted share, after taxes) for the third quarter of fiscal 2007. Excludes restructuring and related charges of $5.6 million ($3.3 million or $0.29 per diluted share, after taxes) for the first nine months of fiscal 2007.

CULP, INC. Reconciliation of Income (Loss) before Income Taxes as Reported to Pro Forma Income before Income Taxes (Unaudited)

	Three Months Ended		Nine Months Ended
	January 27,	January 28,	January 27,	January 28,
	2008	2007	2008	2007
Income (loss) before income taxes, as reported	$643,000	$(3,703,000)	$3,412,000	$(2,816,000)
Restructuring and related charges	$774,000	$4,076,000	$2,279,000	$5,609,000

Pro forma income before income taxes	$1,417,000	$373,000	$5,691,000	$2,793,000

Reconciliation of Net Income (Loss) as Reported to Pro Forma Net Income (Loss) (Unaudited)

	Three Months Ended		Nine Months Ended
	January 27,	January 28,	January 27,	January 28,
	2008	2007	2008	2007

Net income (loss)as reported	$903,000	$(2,221,000)	$3,307,000	$(1,276,000)
Restructuring and related charges, net of income taxes	$551,000	$2,122,000	$1,676,000	$3,340,000

Pro forma net income (loss)	$1,454,000	$(99,000)	$4,983,000	$2,064,000

Reconciliation of Net Income (Loss) Per Share as Reported to Pro Forma Net Income (Loss) Per Share (Unaudited)

	Three Months Ended(a)		Nine Months Ended(a)
	January 27,	January 28,	January 27,	January 28,
	2008	2007	2008	2007
Net income (loss), per diluted share, as reported	$0.07	$(0.19)	$0.26	$(0.11)
Restructuring and related charges, net of income taxes	$0.04	$0.18	$0.13	$0.29
Net income (loss) per diluted share, adjusted	$0.11	$(0.01)	$0.39	$0.18

(a)Per share numbers have been rounded

Reconciliation of Projected Range of Net Income Per Share to Projected Range of Pro Forma Net Income Per Share (Unaudited)

			Three Months Ending
			April 27, 2008
Projected range of net income per diluted share			$ 0.10 - $ 0.14
Projected restructuring and related charges, net of income taxes			0.01
Projected range of pro forma net income per diluted share			$ 0.11 - $ 0.15

CONTACT:
Culp, Inc.
Investor & Media Contact:
Kenneth R. Bowling, 336-881-5630
Chief Financial Officer